Exhibit 5.1

[Insert Stikeman Elliott LLP Letter Head]

•, 2016

Progressive Waste Solutions Ltd.

400 Applewood Crescent

2nd Floor

Vaughan, Ontario

L4K 0C3

We are Canadian counsel to Progressive Waste Solutions Ltd. (“Progressive”), a corporation governed by the Business Corporations Act (Ontario), in connection with the Registration Statement on Form F-4 (the “Registration Statement”), which includes the proxy statement of Waste Connections, Inc. (“Waste Connections”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance by Progressive of common shares (the “Shares”) in connection with the proposed merger (the “Merger”) contemplated by the agreement and plan of merger dated as of January 18, 2016 (the “Merger Agreement”) between Progressive, Water Merger Sub LLC (“Merger Sub”) and Waste Connections. Pursuant to the Merger Agreement, Progressive will combine with Waste Connections in an all-stock merger. Merger Sub will merge with and into Waste Connections, with Waste Connections continuing as the surviving corporation and a subsidiary of Progressive. As a result of the Merger, Waste Connections’ stockholders will receive the Shares in exchange for the cancellation of their shares of Waste Connections common stock, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

In connection with the opinion expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion. We have also examined the Registration Statement and the Merger Agreement, which has been filed with the SEC as an exhibit to the Registration Statement.

In such examinations and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of Progressive dated •, 2016. Our opinion below is expressed only with respect to the laws of Ontario and of the laws of Canada applicable in Ontario. Any reference to the laws of Ontario includes the laws of Canada that apply in Ontario.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly  issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person.  It is rendered solely in connection with the transaction to which it relates.  It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,